Exhibit 10.24

ONCE UPON A FARM, PBC

[DATE]

Re: Participation Agreement – Once Upon a Farm, PBC Executive Change in Control and Severance Plan

Dear [PARTICIPANT NAME]:

We are pleased to inform you that you have been designated as eligible to participate in the Once Upon a Farm, PBC Executive Change in Control and Severance Plan (as it may be amended from time to time, the “Plan”), as a Tier [NUMBER] Executive. Your participation in the Plan is subject to the terms and conditions of the Plan and your execution and delivery of this agreement, which constitutes a Participation Agreement (as defined in the Plan). A copy of the Plan is attached hereto as Annex A and is incorporated herein and deemed to be part of this Participation Agreement for all purposes. This Participation Agreement shall become effective as of the date of your signature below (the “Effective Date”). Capitalized terms used but not defined in this Participation Agreement (including Annex B) shall have the meanings set forth in the Plan.

In signing below, you expressly agree to be bound by, and promise to abide by, the Restrictive Covenants set forth in Annex B attached hereto, which create certain restrictions with respect to confidentiality, non-solicitation, ownership of intellectual property, non-disparagement and cooperation and are incorporated herein and deemed to be part of this Participation Agreement for all purposes. You agree that the Restrictive Covenants are reasonable in all respects. You further agree that nothing in this Participation Agreement or the Restrictive Covenants impact the at-will nature of your employment with the Company, which employment may be terminated by you or the Company at any time with or without advanced notice or cause.

You acknowledge and agree that the Plan and this Participation Agreement supersede all prior severance policies, plans, agreements and arrangements of the Company or any other member of the Company Group (and supersede all prior oral or written communications by the Company or any of other member of the Company Group with respect to severance payments or benefits), and all such prior policies, plans, arrangements and communications are hereby null and void and of no further force or effect, solely with respect to your severance entitlements set forth therein. [Without limiting the generality of the foregoing, you further acknowledge the Offer Letter / Employment Agreement, dated as of August 14, 2017, by and between Once Upon a Farm, LLC and you is hereby null and void and of no further force or effect any severance benefits therein are superseded by the Plan.]1 Notwithstanding the foregoing or anything to the contrary, the provisions of the Plan are in addition to and complement (and do not replace or supersede) any other written agreement(s) or parts thereof between you and any member of the Company Group that create restrictions on you with respect to confidentiality, non-disclosure, assignment of inventions, non-competition, non-solicitation or non-disparagement.

[1]	Note to Draft: To include in John Foraker’s participation agreement.

You further acknowledge and agree that (i) you have fully read, understand and voluntarily enter into this Participation Agreement and (ii) you have had a sufficient opportunity to consult with your personal tax, financial planning advisor and attorney about the tax, financial and legal consequences of your participation in the Plan before signing this Participation Agreement.

This Participation Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

Please execute this Participation Agreement in the space provided below and send a fully executed copy to [EMAIL ADDRESS] no later than [DATE].

[Remainder of Page Intentionally Blank]

Sincerely,

ONCE UPON A FARM, PBC

By:
Name:
Title:

AGREED AND ACCEPTED this day of , 20 by:

[NAME]

[Signature Page to Participation Agreement]

ANNEX A

ONCE UPON A FARM, PBC

EXECUTIVE CHANGE IN CONTROL AND SEVERANCE PLAN

[See attached]

A-1

ANNEX B

RESTRICTIVE COVENANTS AGREEMENT

This Restrictive Covenants Agreement appended to the Participation Agreement as “Annex B” is entered into by and between Once Upon a Farm, PBC (the “Company”) and [•] (“Executive”) (this “Restrictive Covenants Agreement” or “Annex B”). The Company and Executive are referred to herein as the “Parties” and each individually as a “Party.” This Restrictive Covenants Agreement shall become effective as of the Effective Date. Capitalized terms that are not defined herein shall have the meaning prescribed to them in the Plan or the Participation Agreement.

For good and valuable consideration provided to Executive, the receipt and sufficiency of which are hereby acknowledged, to which Executive would not otherwise be entitled without entering into this Restrictive Covenants Agreement, including (a) Executive’s participation in the Plan; (b) the promises and covenants contained in the Participation Agreement, including this Restrictive Covenants Agreement; (c) Executive’s employment or continued employment with the Company or any member of the Company Group; (d) Executive’s access to and use of Confidential Information and trade secrets, including key information about, and goodwill in, the Company’s Restricted Customers, Restricted Business Relations, and Restricted Service Providers; (e) the specialized training the Company provides to Executive to allow Executive to perform duties for the Company or any member of the Company Group; and/or (f) other good and valuable consideration, Executive and the Company agree as follows (including the foregoing recitals which are expressly incorporated in this Restrictive Covenants Agreement):

1. Acknowledgements. Company and Executive acknowledge and agree as follows: (a) the Company and Company Group are engaged in the business of the packaged food industry (together with any other business in which the Company and the Company Group engages or takes substantial preparatory steps to engage during Executive’s employment with the Company, collectively, the “Business”); (b) the Business is intensely competitive and Executive’s employment by the Company or any member of the Company Group requires that Executive have access to Confidential Information (as defined herein), which is of significant value to the Company and which the Company goes to great lengths to keep secret; (c) the disclosure of any Confidential Information would place the Company at a serious competitive disadvantage and could do serious damage, financial and otherwise, to the business of the Company; (d) in Executive’s unique and special capacity, the Company or any member of the Company Group will or will continue to entrust Executive with access to, and the opportunity to develop relationships with, Restricted Customers at the time and expense of the Company; (e) if Executive becomes employed or engaged by, or joins, forms or becomes associated with, a competitor of the Company, Executive would be required to inevitably use or disclose Confidential Information to perform such job duties; and (f) Executive’s position with the Company or any member of the Company Group requires Executive to generate goodwill for the Company.

2. Definitions.

(a) “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company, any member of the Company Group or the Business, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, partners and/or competitors. Confidential Information shall not include information that (i) was known to the public before its disclosure to Executive; (ii) becomes generally known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process.

(b) “Intellectual Property” means all intellectual and industrial property (in any form or medium), together with all rights, title and interests therein, in all jurisdictions throughout the world, including all of the following: (i) utility and design patents, patent applications and patent disclosures and registrations and applications for registration of industrial design rights (whether or not patentable or reduced to practice or including Confidential Information); (ii) trade secrets and other Confidential Information, inventions, industrial designs, modifications, methods, processes, and improvements; (iii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing), other indicia of source or origin, and internet domain names, together with all goodwill associated with any of the foregoing; (iv) rights in computer software, including source code, executable code, firmware, systems, tools, data, databases, and other collections of data, and all information and documentation related to any of the foregoing; (v) other works of authorship, copyrights, and copyrightable works, including derivative works; and (vi) registrations, renewals, and applications for registration or renewal of any of the foregoing (i) through (v), in each case which relates to the Company’s actual or anticipated Business and which Executive creates, conceives, develops, or reduces to practice (whether alone or jointly with others), or has created, conceived, developed, or reduced to practice, while Executive is or was employed by or performing services or activities for the Company or related to its Business.

(c) “Restricted Business Relation” means, during Executive’s employment or engagement with Company or any member of the Company Group, any sourcer, supplier, licensee, investor, subcontractor or other business relation of the Company or any member of the Company Group whom Executive (1) solicited, serviced or had Business -related contact, (2) was responsible for (directly or through Executive’s direct or indirect reports), or (3) about which Executive learned Confidential Information. For avoidance of doubt, Restricted Business Relation does not include Restricted Service Providers.

(d) “Restricted Customer” means, during Executive’s employment or engagement with Company or any member of the Company Group, any customer or client or prospective customer or client of the Company or any member of the Company Group whom Executive (1) solicited, serviced or had Business-related contact, (2) was responsible for (directly or through Executive’s direct or indirect reports), or (3) about which Executive learned Confidential Information.

(e) “Restricted Period” means the period of time beginning on the Effective Date and continuing through Executive’s employment or engagement (in any capacity) with the Company or any member of the Company Group.

(f) “Restricted Service Provider” means, during Executive’s employment or engagement with the Company or any member of the Company Group, any current, former, or prospective Executive, consultant, agent, representative, or independent contractor of the Company or any member of the Company Group whom Executive (1) solicited, serviced or had Business-related contact, (2) was responsible for (directly or through Executive’s direct or indirect reports), or (3) about which Executive learned Confidential Information.

(g) “Restricted Territory” means, during Executive’s employment or engagement with the Company or any member of the Company Group, every state, city, county, territory or other locale in which the Company or any member of the Company Group operates or has taken substantial preparatory steps to enter.

3. Confidentiality.

(a) Subject to Section 10, Executive agrees that Executive will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive’s assigned duties and for the benefit of the Company or any member of the Company Group, either during Executive’s employment or engaged with the Company or any member of the Company Group or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company’s and its subsidiaries’ and affiliates’ part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which is obtained by Executive during Executive’s employment or engagement by the Company or any member of the Company Group.

(b) Executive agrees to return all Confidential Information and all other Company property in Executive’s possession, custody, or control promptly upon (i) Executive’s separation from the Company or any member of the Company Group for any or no reason or (ii) the request of the Company. At the request of the Company, Executive shall truthfully certify that Executive has made a diligent search for all Company property and returned such property to the Company. In the event that Executive later discovers any Company property, Executive shall promptly return such property to the Company. Nothing in this Section shall interfere with or impede Executive’s rights under section 7 of the National Labor Relations Act, including the right to engage in concerted activity (if applicable). Executive shall cooperate with Company representatives and allow such representatives to oversee the process of erasing and/or permanently removing any such Confidential Information or other property of the Company from any computer, personal digital assistant, phone, or other electronic device, or any cloud-based storage account or other electronic medium owned or controlled by Executive.

4. Company Ownership of Work Product.

(a) Work Made for Hire; Assignment. Executive hereby acknowledges and agrees that all deliverables, documentation, data, databases, schematics, drawings, processes, algorithms, other work product, and Intellectual Property, and all printed, physical, electronic, and other tangible embodiments thereof, and all rights and claims related to any of the foregoing, that are authored, conceived, developed, fabricated, made, reduced to practice, modified, or improved by Executive (either solely or jointly with others) during the period of his or her employment by the Company and for which any equipment, supplies, facilities, or Confidential Information of the Company was used, or that relate in any way to the Business or actual or demonstrably anticipated research or development of the Company, or that result from any work performed by Executive for the Company, regardless of when or where the work is prepared, to the fullest extend allowed by applicable law (collectively, “Work Product”), is a “work made for hire” that is owned exclusively (including, for the avoidance of doubt, all copyrights therein) by the Company pursuant to the United States Copyright Act (17 U.S.C., Section 101) (as a result of which the Company shall be the author). To the extent that any Work Product is deemed not to be a “work made for hire” or is not a copyrightable work or that patents, trade secrets, or other Intellectual Property is embodied therein, Executive hereby irrevocably and perpetually assigns, transfers, grants and conveys to the Company, for no additional consideration, all right, title, and interest in and to any such Work Product (including, for the avoidance of doubt, all Intellectual Property therein), along with all rights to pursue and collect damages, costs, injunctive relief, and all other remedies at law or in equity for past, current, or future infringement or misappropriation, and all rights to apply for patents and registrations and renewals of all Intellectual Property. Executive represents that such assignment does not violate the terms and conditions of any agreement to which Executive is a party or by which Executive is bound. Notwithstanding anything to the contrary herein, the provisions of this Section 4(a) will not apply to any Work Product which qualifies fully under the provisions of California Labor Code Section 2870, including any idea or invention that is developed entirely on Executive’s own time without using the equipment, supplies, facilities or trade secret information of the Company or any member of the Company Group; that is not related to the Business (either actual or demonstrably anticipated); and that does not result from work performed for the Company and/or any member of the Company Group. To the extent that Executive has any rights in the results and proceeds of Executive’s service to the Company or any member of the Company Group that cannot be assigned in the manner described herein, Executive agrees to unconditionally waive the enforcement of such rights. Executive hereby waives any and all currently existing and future monetary rights in and to the Work Product and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to Executive’s benefit by virtue of Executive being an employee of or other service provider to the Company or any member of the Company Group.

(b) Moral Rights. Executive hereby irrevocably waives, to the extent permitted by applicable law, any and all claims Executive may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure, withdrawal and any other rights that may be known as “moral rights” with respect to all Work Product (including, for the avoidance of doubt, all Intellectual Property therein).

(c) No License. Executive understands and agrees that this Restrictive Covenants Agreement does not, and shall not be construed to, grant Executive any license or right to any Work Product or Intellectual Property, or physical embodiments of any of the foregoing, or any other materials, software, or tools made available to him or her by the Company, whether or not Executive participated in their creation or development.

5. Noncompetition. During the Restricted Period, except on behalf of the Company or any member of the Company Group, Executive agrees that Executive will not, directly or indirectly, own, manage, operate, control, lend one’s name or assistance to, be employed or engaged by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in or preparing to engage in competition with the Company or any member of the Company Group or in the Business, in each case, within the Restricted Territory. Notwithstanding the foregoing, nothing herein prohibits Executive from being a passive owner of not more than 1% of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any member of the Company Group, so long as Executive has no active participation in the business of such corporation.

6. Non-solicitation and Noninterference.

(a) During the Restricted Period, Executive agrees that Executive will not, except in the furtherance of Executive’s duties to the Company or any member of the Company Group, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any Restricted Customer to purchase goods or services then sold by the Company or any member of the Company Group from another person, firm, corporation or other entity, or assist or aid any other persons or entity in identifying or soliciting any such Restricted Customer.

(b) During the Restricted Period, Executive agrees that Executive will not, except in the furtherance of Executive’s duties to the Company or any member of the Company Group, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) solicit, aid or induce any Restricted Service Provider to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or soliciting any such Restricted Service Provider; or (ii) adversely interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any member of the Company Group and any Restricted Business Relation.

(c) Notwithstanding the foregoing, the provisions of this Section 6(c) will not be violated by (i) general advertising or solicitation not specifically targeted at Company-related persons or entities or (ii) Executive serving as a reference, upon request, for any employee of the Company or any member of the Company Group so long as such reference is not for an entity that is employing or retaining Executive.

7. Non-Disparagement. Subject to Section 10, Executive agrees, other than in the good-faith performance of Executive’s duties to the Company or any member of the Company Group, not to make negative comments or otherwise disparage the Company or any member of the Company Group, or any of their respective officers, directors, employees, shareholders, agents, businesses, services, investments or products, at all times during Executive’s employment or engagement with the Company or any member of the Company Group and thereafter. The foregoing will not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

8. Injunctive Relief; Remedies; Indemnification. Executive agrees that, due to the nature of the Business of the Company, the restrictions set forth in this Restrictive Covenants Agreement, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, do not interfere with public interests, will not cause Executive undue hardship, and are material and substantial parts of this Restrictive Covenants Agreement intended and necessary to prevent unfair competition and to protect the Company’s Confidential Information, customer and Executive relationships, goodwill and legitimate business interests. Executive agrees that the Company would suffer irreparable harm and continuing damage for which money damages would be insufficient if Executive was to breach, or threaten to breach, this Restrictive Covenants Agreement. Executive furthermore agrees that the Company would, by reason of such breach, or threatened breach, be entitled (a) to an injunction, a decree for specific performance, other equitable relief in a court of appropriate jurisdiction, (b) to be indemnified by Executive from any loss or harm; and (c) to recover any costs or attorneys’ fees, arising out of or in connection with any breach by Executive or enforcement action relating to Executive’s obligations under this Restrictive Covenants Agreement and all other relief as may be proper (including money damages if appropriate), to the extent permitted by law, without the need to post any bond or other security or providing monetary damages. Executive further consents and stipulates to the entry of such injunctive relief in such a court prohibiting Executive from breaching the terms of this Restrictive Covenants Agreement. This Section shall not, however, diminish the right of the Company to claim and recover damages and other appropriate relief in addition to injunctive relief.

9. Notification of Restrictions; Third-Party Information. During the Restricted Period, Executive shall inform any prospective or actual employer or engager of the restrictions contained in this Restrictive Covenants Agreement and provide such person or entity with a copy of this Restrictive Covenants Agreement prior to accepting any employment or engagement. Executive agrees that the Company may inform actual or prospective employers of the existence and contents of this Restrictive Covenants Agreement. During the Restricted Period, Executive agrees to notify the Company of the name of Executive’s employers or engagers (other than the Company), Executive’s job title, and a complete description of the duties and responsibilities Executive is expected to have for such person or entity. Executive agrees that the Company does not desire to acquire from Executive any Intellectual Property, trade secrets, know-how, or confidential business information that Executive may have acquired from others. Executive agrees not to disclose or use any such information in connection with Executive’s employment with the Company in violation of any obligations to others. Executive represents Executive is not bound by any agreement or restriction that conflicts with or prevents the full performance of Executive’s duties and obligations to the Company.

10. Permitted Disclosures. Notwithstanding the foregoing, nothing in this Restrictive Covenants Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, Executive and the Company have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Executive and the Company also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Further, nothing in this Restrictive Covenants Agreement prohibits Executive from (a) reporting possible violations of federal law or regulation to any governmental agency or entity including, but not limited to, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation or (b) speaking with law enforcement, the Equal Opportunity Commission, the state division of human rights, the attorney general, a local commission on human rights or an attorney retained by Executive. Executive does not need the prior authorization of Executive’s supervisor or anyone else affiliated with the Company or any member of the Company Group to make any such reports or disclosures. In addition, nothing in this Restrictive Covenants Agreement in any way prohibits or is intended to restrict or impede, and shall not be interpreted or understood as restricting or impeding Executive from: (i) exercising rights under Section 7 of the National Labor Relations Act (if applicable); or (ii) otherwise disclosing or discussing truthful information about unlawful employment practices (including unlawful discrimination, harassment, retaliation, or sexual assault).

11. Severability; Reformation. In the event that any one or more of the provisions of this Restrictive Covenants Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If any one or more of the provisions contained in this Restrictive Covenants Agreement is held to be excessively broad as to duration, activity, or subject, if permitted by applicable law, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law. Furthermore, a determination in any jurisdiction that this Restrictive Covenants Agreement, in whole or in part, is invalid, illegal or unenforceable shall not in any way affect or impair the validity, legality or enforceability of this Restrictive Covenants Agreement in any other jurisdiction.

12. Governing Law. This Restrictive Covenants Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Restrictive Covenants Agreement, or the negotiation or performance of this Restrictive Covenants Agreement, shall be governed by the laws of the State of California.

13. Waiver. The waiver by the Company of any breach of this Restrictive Covenants Agreement shall not be effective unless in writing, and no such waiver shall be construed as a waiver of the same or another breach on any other occasion.

14. Third-Party Beneficiaries. Each member of the Company Group shall be a third-party beneficiary of Executive’s covenants and obligations herein and shall be entitled to enforce such obligations as if a party hereto.

15. Assignment. This Restrictive Covenants Agreement shall be binding upon and inure to the benefit of the Company and any successor organization that shall succeed to the Company by merger, consolidation or operation of law, or by acquisition of assets, equity sale, merger, consolidation or other corporate reorganization of the Company. Executive may not assign this Restrictive Covenants Agreement.

16. No Oral Modifications. This Restrictive Covenants Agreement may not be changed or modified except by an agreement set forth in writing and signed by the Parties.

17. Voluntary Agreement; Counterparts. Executive acknowledges: (a) Executive has been given ample time to consider this Restrictive Covenants Agreement; (b) Executive is permitted to consult with Executive’s own attorney or other advisors prior to executing this Restrictive Covenants Agreement; and (c) Executive is entering into this Restrictive Covenants Agreement knowingly and voluntarily intending to be legally bound. The language of this Restrictive Covenants Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either Party. This Restrictive Covenants Agreement may be executed simultaneously in two or more separate counterparts, any one of which need not contain the signatures of more than one Party, but each of which shall constitute an original and all of which together shall constitute one and the same agreement binding on all the Parties. A PDF signature shall operate the same as an original signature and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

18. Entire Agreement. This Restrictive Covenants Agreement, together with the Participation Agreement and the Plan sets forth the entire agreement between the Parties with respect to its subject matter, and merges and supersedes all prior discussions, negotiations, representations, proposals, agreements and understandings of every kind and nature between the Parties regarding this subject matter. None of the Parties have relied upon any statements or representations regarding the basis or effect of this Restrictive Covenants Agreement, except as explicitly provided in this Restrictive Covenants Agreement. Changes to the title or terms and conditions of employment of Executive shall not impact the validity or effectiveness of this Restrictive Covenants Agreement.

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